Exhibit 10.2

Execution Version

HPS Investment Partners, LLC	40 West 57th Street New York, NY 10019 TEL 212 287-6773 FAX 646-495-4469

CONFIDENTIAL

March 9, 2018

BlueLinx Holdings Inc.

4300 Wildwood Parkway

Atlanta, GA 30339

Commitment Letter

Ladies and Gentlemen:

You have advised HPS Investment Partners, LLC (“HPSIP”) that BlueLinx Holdings Inc. (together with its subsidiaries, collectively, the “Company” or “you”) is seeking $180,000,000 of initial term financing to support the acquisition (the “Acquisition”) of Cedar Creek Holdings, LLC (together with its subsidiaries, collectively, the “Target” or “Acquired Business”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto) and to pay transaction-related fees and expenses. You have further advised HPSIP (acting through such of its affiliates, affiliated or managed funds and separately managed accounts as it deems appropriate, the “Commitment Party”, “we,” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.             Commitments

In connection with the Transactions, HPSIP is pleased to inform you of its commitment to provide 100% of the principal amount of the commitments in respect of the Term Loan Facility (the “Commitments”), upon the terms expressly set forth in this Commitment Letter (including, without limitation, each of the Exhibits attached hereto, including the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”)), and the closing and funding of the Term Loan Facility is subject only to the specified closing conditions set forth in Section 5 below and Exhibit C hereto.

If the Commitment Party seeks to assign or sell participations in a portion of its Commitments, you agree to assist (and to use commercially reasonable efforts to cause the Target to assist) the Commitment Party in connection therewith as the Commitment Party may reasonably request.

2.             Titles and Roles

It is agreed that HPSIP (or its designee) will act as sole administrative agent and collateral agent for the Term Loan Facility (the “Administrative Agent”).

It is further agreed that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Closing Payments Letter (as defined herein)) will be paid in connection with the Term Loan Facility unless you and we shall so agree.

3.             Closing Payments.

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid on the date when due and payable the nonrefundable compensation described in the separate closing payments letter dated the date hereof and delivered herewith (the “Closing Payments Letter”) by and among you and HPSIP, on the terms and subject to the conditions expressly set forth therein.

4.             Information

You hereby represent and warrant (with respect to the Acquired Business or its operations or assets, to the best of your knowledge) that (a) all written information, other than the projection model delivered to the Commitment Party prior to the date hereof concerning you or the Target or your or its subsidiaries, other projections, budgets, estimates and forward looking statements (collectively, the “Projections”) and information of a general economic or industry-specific nature, concerning you or the Target or your or its subsidiaries (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein taken as a whole, not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared and at the time being furnished (it being recognized by the Commitment Party that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect, when taken as a whole, in any material respect if the Information or Projections were being furnished and such representations and warranties in the first sentence of this paragraph were being made at such time, then you will promptly supplement the Information and the Projections so that (with respect to Information relating to the Acquired Business or its operations or assets, to the best of your knowledge) such representations and warranties, as supplemented, are correct, when taken as a whole, in all material respects, under those circumstances. You shall promptly deliver to the Commitment Party (a) all unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Target for each month of the Target ended after the close of its most recent fiscal quarter and at least 30 days prior to the Closing Date (to the extent received by the Company) and (b) all unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Company for each month of the Company ended after the close of its most recent fiscal quarter and at least 30 days prior to the Closing Date.

5.             Conditions

Notwithstanding anything in this Commitment Letter, the Closing Payments Letter, the Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) the commitments of the Commitment Party hereunder are subject only to the conditions expressly set forth in the Term Sheet under the heading “CERTAIN CONDITIONS”, and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”), (B) the only conditions (express or implied) to the availability of the Term Loan Facility on the Closing Date are the Exclusive Funding Conditions and (C) to the extent the Specified Acquisition Agreement Representations with respect to the Target are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of the representation and warranties made or to be made on or as of the Closing Date.

Notwithstanding anything in this Commitment Letter, the Closing Payments Letter, the Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties made by or with respect to the Target, the accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date, shall be (i) the representations and warranties made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement but taking into account any applicable cure period) not to consummate the Acquisition or to terminate your obligations (or otherwise do not have an obligation to close) as a result of a failure of such representations and warranties in the Acquisition Agreement to be true and correct (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Documentation shall be in a form such that they do not impair the availability of the Term Loan Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived), it being understood that, to the extent any lien search or security interest in the Collateral cannot be provided on the Closing Date (other than (w) the execution and delivery of security agreements reasonably acceptable to the Administrative Agent, (x) the pledge and perfection of Collateral with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) under the laws of the jurisdiction of organization of any Borrower or Guarantor, (y) the delivery of stock certificates and stock powers for such equity interests that are “certificated securities” (as defined in Article 8 of the UCC) of the Company, the Target and their respective material domestic subsidiaries that are part of the Collateral and (z) the delivery of completed intellectual property security agreements for material intellectual property of the Borrower and each Guarantor that is registered or for which an application has been filed with the United States Patent and Trademark Office or the United States Copyright Office (other than “intent to use” trademark applications)) after your use of commercially reasonable efforts to do so, then the provision and/or perfection, as applicable, of any such lien search or security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility, but shall instead be required to be provided or perfected, as the case may be, within a period of time after the Closing Date pursuant to arrangements to be mutually agreed (but not to exceed the post-closing timeframes set forth in the Term Sheet or such longer period as the Administrative Agent may agree), subject to such extensions as are agreed by the Administrative Agent. “Specified Representations” means (i) the representations made by or with respect to the Borrower and its subsidiaries (other than Excluded Subsidiaries) (including the Acquired Business) in the Documentation relating to corporate or other organizational existence, organizational power and authority (as they relate to due authorization, execution, delivery and performance of the Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of Company and its subsidiaries (including the Acquired Business) on a consolidated basis (in form and scope consistent with the Solvency Certificate attached as Annex I to Exhibit C hereto); no conflicts of the Documentation with laws in any material respects or charter documents; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; OFAC; FCPA; anti money-laundering laws; and the creation, perfection and first priority status of the security interests in the Collateral (subject to customary permitted liens to be agreed) and subject in all respects to the foregoing provisions of this paragraph, and (ii) the representations made by or with respect to the Borrower and its subsidiaries (excluding the Acquired Business) in the Documentation relating to no defaults under, or conflict with, material agreements governing indebtedness; no material adverse change; no material litigation; material labor and union matters and material environmental matters.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6.             Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter or the Closing Payments Letter, the Transactions, the Term Loan Facility, the contemplated use of proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or the Target’s respective equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they arise from the willful misconduct, bad faith or gross negligence of such indemnified person (or its Related Persons) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) arising from a material breach of the obligations of such indemnified person or any of its affiliates under this Commitment Letter, the Closing Payments Letter or the Documentation as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than in its capacity as the Commitment Party or Administrative Agent), and (b) whether or not the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, travel expenses, and reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel to the Commitment Party and to the extent reasonably necessary, one local counsel in each relevant jurisdiction to the Commitment Party, incurred in connection with each of the Term Loan Facility and any related documentation (including this Commitment Letter, the Closing Payments Letter and the Documentation) or the administration, amendment, modification or waiver of any of the foregoing) either on the Closing Date or, if the Closing Date does not occur, and this Commitment Letter has been terminated, within 10 days of written demand. None of the indemnified persons or you or the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Closing Payments Letter, the Term Loan Facility or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein. For purposes hereof, a “Related Person” of any indemnified person means (1) its affiliates and controlling persons, (2) the respective directors, officers, employees or partners of such indemnified person or any of its controlling person or controlled affiliates and (3) the respective advisors, agents and other representatives of such indemnified person or any of its controlling person or controlled affiliates, in the case of this clause (3) acting at the instructions of such indemnified person.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such indemnified person.

7.             Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that HPSIP and its affiliates (the term “HPSIP”, when used in this paragraph, includes all such affiliates) may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. HPSIP will not use confidential information obtained from you, the Target or your or its respective affiliates and representatives by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by HPSIP of services for other companies, and HPSIP will not furnish any such information to other companies. You also acknowledge that HPSIP has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal, accounting, regulatory and tax advisors to the extent you deemed appropriate and you are not relying on the Commitment Party for such advice, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that we and our affiliates have no obligation to disclose such interests and transactions to you and your affiliates by virtue of any fiduciary, advisory or agency relationship and (g) neither the Commitment Party nor its affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and the Borrower.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Party shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

8.             Confidentiality

This Commitment Letter and the Closing Payments Letter, in each case, are delivered to you on the understanding that neither this Commitment Letter nor the Closing Payments Letter nor any of their respective terms shall be disclosed, to any other person except (a) your respective officers, directors (or comparable persons), employees, affiliates, attorneys, accountants, agents and advisors (collectively, as used in this paragraph only, “Representatives”) on a confidential and “need-to-know” basis, (b) with respect to the Commitment Letter only, the Target and its shareholders, employees, attorneys, accountants, agents and advisors who are informed on a confidential and “need-to-know” basis, (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including the Commitment Letter (but not the Closing Payments Letter or any of the contents thereof, other than the aggregate fee amount) in connection with any Securities and Exchange Commission filings relating to the Acquisition and the other Transactions) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) with respect to the Commitment Letter only, upon the request or demand of any governmental or regulatory authority having jurisdiction over you or any of your affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of you by any such governmental or regulatory authority having jurisdiction over you or your affiliates (in which case you shall, except with respect to any audit or examination conducted by accountants or any regulatory authority exercising examination or regulatory authority, promptly notify the Commitment Party, in advance, to the extent lawfully permitted to do so), (e) with respect to the Commitment Letter only, to lenders, potential lenders and agents under the ABL Facility and their respective attorneys on a confidential and “need-to-know” basis, (f) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Closing Payments Letter and (g) the aggregate fee amounts paid or payable under the Closing Payments Letter may be disclosed in financial statements. The foregoing restrictions shall cease to apply (other than with respect to the Closing Payments Letter) after the Documentation related to the Term Loan Facility has been executed and delivered by the parties thereto.

The Commitment Party shall treat confidentially all information delivered to the Commitment Party by you, the Target or your or its respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the commitments contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants, (b) in any legal, judicial, or administrative proceeding or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any regulatory authority exercising examination or regulatory authority, in which case, promptly notify you, in advance, to the extent lawfully permitted to do so), (c) upon the request or demand of any governmental or regulatory authority having jurisdiction over the Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of the Commitment Party by any such governmental or regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party shall, except with respect to any audit or examination conducted by accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and leverage facility providers of the Commitment Party (collectively, as used in this paragraph only, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and agree to keep information of this type confidential, (e) to any of its affiliates related funds, and managed accounts and Representatives of its affiliates related funds, and managed accounts on a “need-to-know” basis (provided, that the Commitment Party shall be responsible for the compliance of its Representatives, affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Term Loan Facility and the related Transactions and matters reasonably related thereto, (f) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Target or your or its respective affiliates, (g) for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by the Commitment Party or its Representatives from a third party that is not known by the Commitment Party to be subject to applicable confidentiality obligations to you or your affiliates or the Target or its affiliates, and (i) to enforce their respective rights or remedies hereunder or under the Closing Payments Letter or the Documentation; provided, that the disclosure of any such information to any Lenders, prospective Lenders, leverage facility providers or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party). The Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Documentation upon the execution and delivery thereof and shall in any event terminate one (1) year after the date hereof.

9.             Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except by the Commitment Party (A) to one or more of its affiliates, affiliated or managed funds, separately managed accounts and co-investors and (B) to any other person with your prior consent (not to be unreasonably withheld, conditioned or delayed), provided that, in the case of this clause (B), HPSIP will not be released from the assigned portion of the Commitment until the initial funding of the Term Loan Facility on the Closing Date) without the prior written consent of the Commitment Party or you, as applicable (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing and is not intended to create a fiduciary relationship among the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Closing Payments Letter are the only agreements that have been entered into among us and you with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect thereto. Subject to the limitations set forth in this Commitment Letter, the Commitment Party may perform the duties and activities described hereunder through any of its affiliates. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto (and, to the extent the benefits herein are accepted by such persons and entities, each other indemnified person) irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Closing Payments Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE (AND, TO THE EXTENT THE BENEFITS HEREIN ARE ACCEPTED BY SUCH PERSONS AND ENTITIES, EACH OTHER INDEMNIFIED PERSON) HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE CLOSING PAYMENTS LETTER OR THE PERFORMANCE OF OBLIGATIONS HEREUNDER OR THEREUNDER.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party and each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party, each Lender and each prospective Lender.

The indemnification and expenses, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein and in the Closing Payments Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations, which shall terminate in accordance with their respective terms and (b) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded by the provisions of the Documentation upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Closing Payments Letter on the Closing Date.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Closing Payments Letter by returning to us executed counterparts by the Company of both of this Commitment Letter and the Closing Payments Letter not later than 11:59 p.m., New York City time, on March 13, 2018. This Commitment Letter and the Closing Payments Letter will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Term Loan Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on August 11, 2018, (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Term Loan Facility, (iv) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition and (v) the Company’s abandonment of the Acquisition.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By	/s/ Vikas Keswani
	Name:	Vikas Keswani
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

BlueLinx Holdings Inc.

By:	/s/ Shyam K. Reddy
Name:	Shyam K. Reddy
Title:	Chief Administrative Officer

[Commitment Letter Signature Page]

EXHIBIT A to Commitment Letter

$180 million Senior Secured First Lien Term Loan Facility

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B or C thereto.

The Company intends, directly or indirectly through a newly formed controlled affiliate, to acquire the Acquired Business, pursuant to that certain Agreement and Plan of Merger to be entered into by and among BlueLinx Corporation, a Georgia corporation, Panther Merger Sub, Inc., a Delaware corporation, Cedar Creek Holdings, Inc., a Delaware corporation, and Charlesbank Equity Fund VII, Limited Partnership (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”).

In connection therewith:

(a)          The Borrower will obtain a senior secured first lien term loan facility (the “Term Loan Facility”) in an amount not to exceed $180 million on terms described in Exhibit B to the Commitment Letter.

(b)          The Borrower will obtain an amendment (the “Amendment”) to the Credit Agreement, dated as of October 10, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing ABL Credit Agreement”; as amended by the Amendment, the “Amended ABL Credit Agreement”; the asset based lending facility thereunder, the “ABL Facility”), by and among BlueLinx Corporation and BlueLinx Florida LP, as borrowers, certain guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as the administrative agent and collateral agent, which Amended ABL Credit Agreement shall be substantially consistent with the ABL Commitment Letter, dated as of March 9, 2018 and, to the extent not expressly set forth therein, otherwise shall be reasonably satisfactory to the Administrative Agent; provided that the definition of “ABL Collateral” shall be as agreed between the Administrative Agent and the Agent for the ABL Facility and any provisions of the ABL Facility affecting the obligations of the Borrower and its Subsidiaries under the Term Loan Facility shall be reasonably acceptable to the Administrative Agent.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Closing Payments Letter, the “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions, the funding of the Term Loan Facility and the consummation of the Acquisition.

EXHIBIT B to Commitment Letter

$180 million Senior Secured First Lien Term Loan Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Facility. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto.

1.       PARTIES

Borrower:	BlueLinx Holdings Inc. (the “Borrower”).

Guarantors:

Each of the Borrower’s direct and indirect U.S. subsidiaries (including, without limitation, the Acquired Business but excluding any Excluded Subsidiary (as defined below); collectively, the “Guarantors”, and together with the Borrower, each a “Loan Party” and, collectively, the “Loan Parties”), shall be required to provide an unconditional guaranty (collectively, the “Guarantees”) of all amounts owing under the Term Loan Facility. Each U.S. organized obligor (whether as a borrower or guarantor) under the ABL Facility, other than the Borrower, shall be a Guarantor.

“Excluded Subsidiary” is to be defined as (a) any subsidiary of a Loan Party which is a non-wholly-owned subsidiary that is restricted from providing a Guarantee or granting security or, to the extent consented to by the Administrative Agent, any special purpose entity, (b) any immaterial subsidiary (to be defined in a manner to be agreed), (c) any subsidiary of a Loan Party to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and Administrative Agent, (d) any CFC Holdco, (e) any foreign subsidiary of a Loan Party that is a CFC, or (f) any domestic subsidiary of a Loan Party that is a direct or indirect subsidiary of a foreign subsidiary that is a CFC. “CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code of 1986 (the “IRC”)) in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC. “CFC Holdco” means any direct or indirect subsidiary of a Loan Party that holds no material assets other than the equity (or equity and indebtedness) of one or more direct or indirect foreign subsidiaries that are CFCs or other CFC Holdcos.

The Documentation shall provide that any SPE Propco (as defined below) will automatically be released as a Guarantor, and the pledge of its capital stock and its owned real property shall be automatically released on the sale of such owned real property in order to achieve the forecasted synergies post-acquisition (as separately identified and disclosed to the Administrative Agent prior to the date of the Commitment Letter to which this Term Sheet is attached, the “Specified Properties”).

B-1

Administrative Agent:	HPSIP or its designee.

Lenders:	HPSIP and any permitted assignees thereof (the “Lenders”).

2.       TYPES AND AMOUNTS OF FACILITIES

Type and Amount:	A senior secured first lien term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $180,000,000 (the loans thereunder, the “Loans”). The Loans will be made available in US Dollars.

Availability:	The Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Loans may not be reborrowed.

Maturity and Amortization:	Commencing on the last day of the first fiscal quarter ended after the Closing Date, the Loans shall be repayable in equal quarterly installments equal to one percent (1.00%) per annum of the original principal amount of the Loans, with the balance payable on the Maturity Date (as defined below). The Borrower will repay the entire unpaid principal balance of the Term Loan Facility on the date which is five and one half years following the Closing Date (the “Maturity Date”).

Use of Proceeds:	The proceeds of the Loans will be used on the Closing Date as provided in Exhibit A.

3.       CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to this Exhibit B attached hereto.

Closing Payments:	As set forth in the Closing Payments Letter.

Closing Date:	The first date on which the Documentation is executed by the Borrower, the Guarantors and the Lenders and all conditions precedent set forth in the Documentation shall have been satisfied or waived by the Lenders.

Optional Prepayments and Commitment Reductions:	Loans may not be optionally prepaid prior to the first anniversary of the Closing Date. Following the first anniversary of the Closing Date, Loans may be optionally prepaid without premium or penalty (except as set forth under the heading “Repayment Premium” below), in minimum amount of $5,000,000, at the option of the Borrower at any time upon 3 business days’ prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Loans prior to the last day of the relevant interest period. Optional prepayments of the Loans shall be applied to the remaining unpaid installments of the Loans on a pro rata basis.

B-2

Repayment Premium:	In the event all or any portion of the Term Loan Facility is subject to (i) any voluntary prepayment, (ii) any mandatory prepayment required under clause (a) of the following section “Mandatory Prepayments”, (iii) any mandatory prepayment required under clause (b) of the following section “Mandatory Prepayments” (with respect to asset sale proceeds only), in the case of this clause (iii), in excess of $15,000,000 in the aggregate or (iv) any acceleration of the Loans due to the occurrence of an event described under the following section “Event of Default”, in each case prior to the fourth anniversary of the Closing Date, any amounts repaid in connection with any of the events set forth in (i), (ii), (iii) and (iv) shall be accompanied by a premium equal to (x) 3.00% of the principal amount thereof prepaid if such prepayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, (y) 2.00% of the principal amount thereof prepaid if such prepayment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (z) 1.00% of the principal amount thereof prepaid if such prepayment occurs on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date (it being understood that there shall be no premium for any prepayment occurring on or after the fourth anniversary of the Closing Date). Any amounts repaid in connection with any of the events set forth in (i), (ii), (iii) and (iv) above prior to the first anniversary of the Closing Date shall be subject to a make-whole premium (the “Make-Whole Premium”) to be defined in the Documentation and equal to all of the interest which would have been earned on the principal amount thereof prepaid from the date of payment to the first anniversary of the Closing Date plus 3.00% of the principal amount thereof repaid. For the avoidance of doubt, any mandatory prepayment made pursuant to clauses (c), (d) and (e) of the following section “Mandatory Prepayments” shall not be accompanied by a premium or Make-Whole Premium.

Mandatory Prepayments:	The following amounts will be applied to prepay the Loans:

(a) 100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Documentation) by the Borrower or any of its subsidiaries;

(b)          100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by any subsidiary of the Borrower), subject to the right of the Borrower and its subsidiaries to reinvest such proceeds in productive long term assets used or useful to its business up to $15,000,000 if such proceeds are (i) reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within 6 months after such initial 12 month period, with certain dollar thresholds and exceptions to be mutually agreed upon or (ii) to the extent such proceeds are not reinvested as provided in clause (b)(i) such proceeds are used to prepay the Loans (provided that it is understood that the proceeds of the sale of the Specified Properties shall not be subject to the asset sale mandatory prepayment provisions of the Documentation and any election by the Borrower to repay the Loans with such proceeds shall include the applicable Repayment Premium) ;

B-3

(c)          50% of Excess Cash Flow (to be defined in a manner to be agreed) for each fiscal year of the Borrower, with a reduction to 25% and 0% based upon achievement of a Net Leverage Ratio (as defined in Annex II to this Exhibit B) not exceeding 4.00 to 1.00 and 3.50 to 1.00, respectively;

(d)          100% of the net proceeds of any extraordinary receipts received by the Borrower or any of its subsidiaries; and

(e)          100% of any Specified Equity Cure Contribution.

All mandatory prepayments of the Loans shall be applied to the remaining unpaid installments of the Loans on a pro rata basis. Mandatory prepayments pursuant to clause (b) (only with respect to casualty or condemnation events) and clause (d) above will be subject to limitations to the extent required to be made from cash at non-U.S. subsidiaries, so long, but only so long, as the repatriation of such cash would result in material adverse tax consequences (as determined by the Borrower in good faith in consultation with the Administrative Agent and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) or would be prohibited or restricted by applicable local law; provided that the Borrower shall use (or cause any such subsidiary to use) commercially reasonable efforts permitted by law to permit such repatriation without such material adverse tax consequences or violation of such local law prohibition or restriction.

4.       COLLATERAL

Collateral:	Subject to the Certain Funds Provision and the provisions of the immediately following paragraphs, the obligations of the Borrower and the Guarantors in respect of the Term Loan Facility shall be secured by (a) a perfected pledge of all the capital stock in first-tier subsidiaries directly held by the Borrower or any Guarantor (which pledge shall be limited, in the case of any direct subsidiary of the Borrower or any Guarantor that is a CFC or a CFC Holdco, to 65% of the voting equity interests and 100% of the non-voting equity interests of such subsidiary (and none of the equity interests of any subsidiary thereof)) and such pledges shall be documented under New York law, including a perfected pledge of all the capital stock of each single purposes entity limited liability company owned by the Borrower (each such entity, a “SPE Propco”) and (b) perfected security interests in substantially all other property of the Borrower and the Guarantors (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), in each case subject to permitted liens (including certain capital leases to be agreed) and to certain other customary exceptions.

B-4

All the above-described pledges, security interests and mortgages shall be created on terms to be mutually agreed and subject to exceptions permitted under the Documentation. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision and notwithstanding anything to the contrary, the Collateral shall not include: (i) mortgages on any fee owned real property or leasehold property (other than (A) the fee owned real property separately identified and disclosed to the Administrative Agent prior to the date of the Commitment Letter to which this Term Sheet is attached (the “Designated Material Real Properties”) and (B) fee owned real property acquired after the Closing date with an appraised value greater than $5,000,000)) (ii) vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement), (iii) letter of credit rights and tort claims (subject to a materiality threshold to be agreed and except to the extent a security interest therein can be perfected by the filing of a UCC financing statement), (iv) assets of Excluded Subsidiaries, (v) where a grant is prohibited or restricted by law or contract or requires government or third party consents (except to the extent such prohibition or restriction is rendered ineffective under the uniform commercial code) (vi) where such grant results in material adverse tax, accounting or regulatory consequences as reasonably determined by the Borrower and the Administrative Agent, (vii) where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (viii) Excluded Accounts (the foregoing, collectively, the “Excluded Assets”).

“Excluded Accounts” is to be defined as (a) deposit accounts and securities accounts with an aggregate amount on deposit therein of not more than $500,000 at any one time for all such deposit accounts or securities accounts, (b) deposit accounts specially and exclusively used for payroll, payroll taxes, trust and fiduciary accounts and other employee wage and benefit payments to or for any Loan Parties employees, (c) zero-balance accounts and (d) escrow accounts for the benefit of third-parties entered into for transactions not otherwise prohibited by the Documentation not to exceed $500,000 in the aggregate at any one time (or such greater amount as may be agreed to by the Administrative Agent).

It is understood and agreed that (i) control agreements shall be required with respect to the deposit accounts, securities accounts and commodities accounts of the Loan Parties other than Excluded Accounts, and subject, in the case of deposit accounts, securities accounts and commodities accounts existing as of the Closing Date, to a post-closing period of 60 days after the Closing Date to deliver such control agreements (and 90 days for accounts of the Acquired Business) (or such longer period as the Administrative Agent may agree), (ii) the Loan Parties shall use commercially reasonable efforts to deliver landlord agreements with respect to leasehold properties, subject to a post-closing period of 90 days (or such longer period as the Administrative Agent may agree) after the Closing Date for the delivery thereof; provided that, in no event shall the Loan Parties be required to deliver any landlord agreements not delivered pursuant to the Amended ABL Credit Agreement and (iii) the Loan Parties shall deliver mortgages with respect to the Designated Material Real Properties, subject to a post-closing period of 90 days (or such longer period as the Administrative Agent may agree) after the Closing Date for the delivery thereof.

B-5

Intercreditor Agreement:	With respect to the ABL Facility, (i) the indebtedness thereunder and guarantees thereof shall rank pari passu in right of payment with the indebtedness under, and guarantees of, the Term Loan Facility and (ii) (A) the liens securing the ABL Facility on Collateral constituting ABL Collateral (to be defined in the documents, but anticipated to consist of accounts receivable and inventory, and to the extent related to the foregoing, deposit accounts and cash) shall rank senior in priority to, the liens securing the Term Loan Facility on such ABL Collateral and (B) the liens securing the Term Loan Facilities on Collateral other than the ABL Collateral shall rank senior in priority to the liens securing the ABL Facility on such Collateral, in each case on terms reasonably acceptable to the Administrative Agent and the lender or administrative agent with respect to the ABL Facility to be mutually agreed. The priority of the security interests and related creditor rights between the ABL Facility and the Term Loan Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall have customary buy-out rights in favor of the Administrative Agent on behalf of the Lenders).

5.       CERTAIN CONDITIONS

Conditions to Funding:	Subject to the Certain Funds Provision, the availability of the Term Loan Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

6.       DOCUMENTATION

Documentation for Term Loan Facility:	The definitive financing documentation for the Term Loan Facility (the “Documentation”) shall contain the conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Exhibit B, and, to the extent any other terms are not expressly set forth in this Exhibit B, will contain such other terms as the Borrower and the HPSIP shall reasonably agree.

Representations and Warranties:	Limited to solely the following (applicable to the Borrower and its subsidiaries, to be made as provided in “CERTAIN CONDITIONS” described above), subject, in each case, in all respects to the Certain Funds Provision), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: organization; requisite power and authority; existence and qualification; due authorization, execution and delivery; no conflicts with organizational documents, applicable law and contractual obligations; governmental consents; binding obligation; accuracy of financial statements and other written information; projections; business plan; no material adverse change; use of proceeds; adverse proceedings; payment of taxes; properties; environmental matters; no defaults; governmental regulation; margin stock; employee matters; employee benefit plans; certain fees; solvency; insurance; OFAC, FCPA, PATRIOT Act and other anti-terrorism, anti-corruption, anti-money laundering and sanctions laws; compliance with laws; disclosure; insurance; Investment Company Act; certain indebtedness; intellectual property; capital stock and ownership; and creation, validity, perfection and priority of security interests in Collateral (subject to the Certain Funds Provision above, permitted liens and other exceptions to perfection to be mutually agreed).

B-6

Affirmative Covenants (Including Reporting Requirements):	Subject to the Certain Funds Provision, and limited solely to the following and, in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: (x) monthly (commencing with the first calendar month after the Closing Date) unaudited, internally prepared financial statements within 45 days of the last day of the month ending after the Closing Date and 30 days of the last day of each month ending thereafter, (y) quarterly unaudited financials within 60 days of the last day of the quarter for the first fiscal quarter ending after the Closing Date and within 45 days of the last day of the quarter for the fiscal quarters ending thereafter (limited to the first three fiscal quarters of any fiscal year), and (z) annual audited financial statements (accompanied by an audit opinion from a “big-four” accounting firm or another nationally or regionally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent without any qualification or exception as to “going concern” or the scope of the audit) within 135 days of fiscal year end for the first fiscal year ending after the Closing Date and within 90 days after the end of each fiscal year thereafter, in each case, for Borrower and its subsidiaries on a consolidated basis (accompanied, in the case of clauses (y) and (z), by customary management discussion and analysis and a comparison to the financial statements for the same period from the prior year; provided, however, that the financial reporting requirements set forth in clauses (y) and (z) above shall be satisfied with the filing of Form 10-K, 10-Q, or equivalent filings (accompanied with auditor’s report) with the Securities Exchange Commission); compliance certificates with such financial statements; annual budgets within 30 days after the beginning of each fiscal year; prompt notices upon defaults and events of default under the Term Loan Facility and other customary material events; delivery of amendments, waivers and copies of notices of default or event of default delivered or received under the Amended ABL Credit Agreement; delivery of borrowing base reports delivered under the Amended ABL Credit Agreement; delivery of other information about the operations, business affairs and financial condition of the Borrower and its subsidiaries upon reasonable written request of the Administrative Agent; preservation of existence; payment of taxes and claims; maintenance of properties; maintenance of adequate insurance; books and records; inspection rights (including, without limitation, with respect to documents, contracts, books, record, offices and other facilities and properties of the Borrower and its subsidiaries) but not more than 1 time per year unless an Event of Default exists; use of proceeds; compliance with laws; environmental matters; additional collateral and guarantees; additional material real estate assets; deposit accounts; securities accounts; further assurances (including information regarding collateral); intellectual property; PATRIOT Act; pari passu ranking; performance obligation; OFAC, FCPA and other anti-terrorism and anti-money laundering and sanctions laws; ERISA compliance; and delivery of customary VCOC information letters and rights (to the extent required); and delivery of landlord waivers (subject to the conditions set forth in “Collateral” above).

B-7

Financial Covenant:	Maximum Net Leverage Ratio: The Net Leverage Ratio (as defined in Annex II to this Exhibit B) shall be tested quarterly, commencing with the second fiscal quarter following the Closing Date, and shall not exceed, for any fiscal quarter, the corresponding Net Leverage Ratio for such quarter set forth below:

Fiscal Quarter Ending	Net Leverage Ratio
September 30, 2018	8.25 to 1.00
December 31, 2018	6.75 to 1.00
March 31, 2019	6.90 to 1.00
June 30, 2019	6.50 to 1.00
September 30, 2019	5.50 to 1.00
December 31, 2019	4.50 to 1.00
March 31, 2020	4.75 to 1.00
June 30, 2020	4.50 to 1.00
September 30, 2020	4.00 to 1.00
December 31, 2020	3.50 to 1.00
March 31, 2021	4.00 to 1.00
June 30, 2021	3.75 to 1.00
Thereafter	3.50 to 1.00

For purposes of determining compliance with the financial covenant set forth above, any cash equity contribution or cash proceeds of an equity offering (in each case, in the form of common equity) made to the Borrower after the last day of any fiscal quarter and on or prior to the day on which financial statements are required to be delivered for that fiscal quarter and designated as a “Specified Equity Cure Contribution” will, at the request of the Borrower, be included in the calculation of Consolidated Total Debt (as defined in Annex II to this Exhibit B) solely for the purposes of determining compliance with the financial covenants at the end of such fiscal quarter (any such cash equity contribution, a “Specified Equity Cure Contribution”), by reducing Consolidated Total Debt for such fiscal quarter by an amount equal to the principal amount of the Loans prepaid with the proceeds of such Specified Equity Cure Contribution ; provided that (a) there will be no more than three fiscal quarters in total for the life of the facility in which a Specified Equity Cure Contribution is made, (b) the amount of any Specified Equity Cure Contribution will be no greater than the amount required to cause Borrower to be in compliance with the financial covenant, (c) the proceeds of all Specified Equity Cure Contributions will be applied to prepay amounts outstanding under the Term Loan Facility in accordance with the “Mandatory Prepayments” section above and (d) all Specified Equity Cure Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Documentation (for the avoidance of doubt, other than reducing Consolidated Total Debt as described above).

B-8

Negative Covenants:	Limited solely to the following: limitations on indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations with respect to indebtedness), with carve outs for, among others to be agreed, (i) the ABL Facility (or any permitted refinancing thereof) in an aggregate principal amount not to exceed $750,000,000 and the “Borrowing Base” as defined in the Amended ABL Credit Agreement as in effect on the Closing Date[1], so long as such ABL Facility is subject at all times to the Intercreditor Agreement, and (ii) capital leases in an amount to be agreed; limitations on liens; limitations on changes in fiscal periods and other accounting changes[2]; no further negative pledges; limitations on dividends and other payments in respect of equity interests and other restricted payments; limitations on certain restrictions on subsidiaries; limitations on investments (including acquisitions, loans, etc.), loans and advances; limitations on fundamental changes, including mergers, acquisitions, consolidations, liquidations and dissolutions; limitations on asset sales; limitations on issuance of capital stock by subsidiaries of the Borrower; prohibition on sale and leaseback transactions; limitations on transactions with shareholders and affiliates; limitations on conduct of business; anti-terrorism law; anti-money laundering; limitations on amendments or waivers to organizational documents, debt instruments, the Acquisition Agreement and other related documents; sanctioned persons; limitations on foreign operations; limitations on prepayments, redemptions, repurchases and other modifications of the ABL Facility and any subordinated, junior lien or unsecured indebtedness.

Certain Specified Exceptions

The negative covenants will be subject to thresholds, exceptions, limitations, qualifications and “baskets” to be mutually agreed upon, including “grower” components to certain baskets to be mutually agreed and, without limitation:

•      (i) unsecured indebtedness incurred by the Loan Parties in an amount not to exceed $25,000,000 and (ii) a basket for indebtedness incurred by non-Guarantors in an amount to be agreed.

•      So long as no default or event of default has occurred and is continuing or would result therefrom, permitted acquisitions by the Borrower or any subsidiary in an amount not to exceed $100,000,000; provided that (i) the acquired entity and its subsidiaries will become Guarantors (provided that up to $15,000,000 of such acquisitions being of entities that do not become guarantors), or if an asset acquisition, the acquired assets will become Collateral, and (ii) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Borrower and its subsidiaries.

1 NTD: Loan documentation to provide that any amendment or refinancing of the ABL will be with a facility that consists of customary bank and ABL lenders and maintains a customary borrowing base.

2 NTD: Loan documentation not to prevent changing the fiscal year of the Target to match the Company’s.

B-9

•      Subject to the absence of a default or an event of default, investments in property so long as (i) such property shall constitute Collateral (other than ABL Collateral) and (ii) the Net Leverage Ratio (calculated on a pro forma basis) would be less than 3.50x.

•      Restricted payments, investments and junior debt payments to be permitted based on a building basket of $5,000,000, plus retained excess cash flow, plus 100% of aggregate net proceeds from issue or sale of equity interests, plus 100% of contributions to capital received in cash; provided that any use of this building basket shall be subject to (a) the absence of a default or an event of default and (b) in respect of dividends, distributions and junior debt payments, the Net Leverage Ratio (calculated on a pro forma basis) would be less than 2.50x.

•      De minimus general investment basket in an amount to be agreed.

•      Sale and leasebacks in an aggregate amount not to exceed $15,000,000.

•      No restrictions on capital expenditures.

Events of Default:	Limited solely to the following, and subject to grace periods to be agreed and thresholds and materiality qualifications to be mutually agreed: defaults for nonpayment of principal, interest, fees or other amounts; failure to perform affirmative and negative covenants or the Financial Covenant; incorrectness in any material respect of representations and warranties when made or deemed made; cross-default to other indebtedness subject to threshold amount to be mutually agreed; bankruptcy and insolvency proceedings; monetary final and non-appealable judgment defaults subject to thresholds and threshold amounts to be mutually agreed; customary ERISA events that would result in a Material Adverse Effect; actual or asserted (by a Loan Party) invalidity of the Documentation or any material guarantee, material security or intercreditor documents or material portion of the Collateral and a change of control.

Voting:

Amendments and waivers of the Documentation will require the approval of Lenders (other than defaulting lenders) holding more than 50% of the aggregate principal amount of the Loans (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to, (a) reductions of principal, interest or fees owed to such Lender (other than any waivers or extensions of mandatory prepayments or a waiver, extension or reduction in any default interest) and (b) extensions of the final maturity or the scheduled due date of any interest or fee payment due to such Lender (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest); (ii) the consent of all Lenders shall be required with respect to (a) releases of all or substantially all of the value of the Guarantors or all or substantially all of the Collateral, in each case, except as otherwise permitted and (b) reductions in voting thresholds; and (iii) the consent of the Administrative Agent shall be required with respect to amendments and waivers directly affecting its rights or duties.

B-10

The Documentation shall contain customary provisions relating to the right of the Borrower to replace or pay off Loans and obligations in full (including prepayment premiums) owed to a Lender (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby (so long as the Required Lenders consent), or any Lender’s request or entitlement to increased costs, taxes, etc.

Assignments and Participations:

Assignments of the Loans to Eligible Assignees (to be defined in a manner to be agreed) shall be subject to the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided that (i) no such consent shall be required if an Event of Default exists and (ii) such consent shall be deemed given unless the Borrower objects to such request within 10 business days after receiving notice thereof. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any participant that will permit such participant to influence or control the voting rights of such Lender except with regard to (a) reductions of principal, interest or fees owing to such participant (other than waivers, reductions or extensions of any mandatory prepayment or default interest), (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (c) releases of Collateral or Guarantees requiring the approval of all Lenders.

All assignments will also require the consent of the Administrative Agent not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining Loans of the applicable class. No assignments shall be made to the Borrower (including by way of buy-back or non-pro rata voluntary prepayments).

Yield Protection:	The Documentation shall contain provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), subject to customary limitations and exclusions, (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Loan on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Lenders with a customary tax gross up (other than with respect to certain excluded taxes such as income and franchise taxes, day-one U.S. Federal withholding taxes, taxes resulting from Lender’s failure to deliver proper tax forms and withholding resulting from FATCA).

B-11

Expenses and Indemnification:	The Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all documented out-of-pocket expenses of the Administrative Agent associated with the preparation, execution, delivery and administration of the Documentation and any amendment or waiver with respect thereto and (b) all documented out-of-pocket expenses of the Administrative Agent and the Lenders in connection with the enforcement of the Documentation or protection of rights thereunder.

The Administrative Agent and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any actual and direct losses (other than lost profits), claims, damages, liabilities or reasonable documented out-of-pocket expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, (i) to the extent they arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Persons), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) arising from a material breach of the obligations of such indemnified person or any of its affiliates under the Documentation as determined in a final, non-appealable judgment of a court of competent jurisdiction, (iii) arising out of, or in connection with, any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than in its capacity as Administrative Agent) or (iv) any settlement entered into by such person without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	Milbank, Tweed, Hadley & McCloy LLP.

B-12

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate:	The Loans shall bear interest at the Eurodollar Rate, plus 7.00% per annum.

As used herein: “Eurodollar Rate” means the higher of (i) 1.00% and (ii) the London interbank offered rate as administered by ICE Benchmark Administration for eurocurrency deposits for a period equal to one, two or three months (as selected by the Borrower) that is quoted by Bloomberg (adjusted for statutory reserve requirements for eurocurrency liabilities).

Interest Payment Dates:	For any interest period that is three months or shorter, the last day of the relevant interest period and, for any interest period that is longer than three months, the last day of each period of three months. The Borrower may elect interest periods of 1, 2, 3 or 6 months.

Default Rate:	During the continuance of an event of default under the Term Loan Facility, the interest rate on the Term Loan Facility will increase by 2.00% per annum.

Rate Basis:	All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

B-I-1

Annex II to Exhibit B

FINANCIAL DEFINITIONS

“Net Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (A) Consolidated Total Debt (excluding Indebtedness in respect of Real Property Capital Leases) as of such date minus (B) Unrestricted Cash as of such date in an amount not exceeding $10,000,000 to (ii) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date or most recently ending prior to such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but in the case of Indebtedness described in each of clauses (iv), (vi) (to the extent such letters of credit are undrawn), (ix) and (x), only to the extent such Indebtedness appears as a liability on the balance sheet of such Person determined in conformity with GAAP) of Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) outstanding on such date determined on a consolidated basis in accordance with GAAP as of such date; provided, that, Indebtedness under the ABL Facility will be calculated as the daily average balance of loans outstanding under the ABL Facility during the last month of the final fiscal quarter for the related Measurement Period; provided, further that, undrawn letters of credit shall not constitute Indebtedness for purposes of calculating the Net Leverage Ratio.

“EBITDA” means, as of any date of determination, with respect to Borrower and its Subsidiaries and with respect to any Measurement Period, an amount equal to:

(a)        Net Income for such period, plus to the extent reducing Net Income for such period (other than in the case of clause (xiv) below), the sum, without duplication, of amounts for (i) depreciation, amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs) and other non-cash charges and expenses (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP, plus (ii) Interest Expense for such period, plus (iii) charges for Federal, State, local and foreign income taxes (including penalties and interest, if any) for such period, plus (iv) any ordinary course customary transaction fees, expenses or charges related to any asset disposition, issuance of equity, indebtedness or investment (whether or not consummated or incurred), and including all costs, fees, expenses and accruals related to the secondary offering of shares of common stock of Borrower held by Cerberus Capital Management and its affiliates which occurred in the fourth quarter of 2017 not to exceed $2,000,000, plus (v) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness, plus (vi) payments by (or allocations to) the Acquired Business for shared services, corporate overhead and related expenses paid to Charlesbank Capital Partners, LLC or its affiliates in an amount not to exceed $1,000,000 in the aggregate for all periods, plus (vii) noncash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, stock appreciation rights or similar equity arrangements for such period, plus (viii) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations for such period, plus (ix) any non-cash loss attributable to the write-down of any asset for such period (other than accounts receivable and inventory), plus (x) fees, costs and expenses related to or arising out of the consummation of the Transactions (the “Transaction Costs”) paid prior to December 31, 2018, provided, that, the aggregate amount of Transaction Costs added to EBITDA under this clause (x) for all such periods after the Closing Date shall not exceed $20,000,000, plus (xi) fees, costs and expenses (to the extent not capitalized) related to any amendments, waivers, restatements, supplements or modifications to this Agreement and the Loan Documents and the Amended ABL Credit Agreement and the Loan Documents defined therein after the Closing Date for such period, plus (xii) proceeds actually received from business interruption insurance, solely to the extent not included in determining consolidated net earnings, for such period, plus (xiii) expenses, charges and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by Borrower or any of its Subsidiaries to the extent such expenses, charges and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement during such period, plus (xiv) all integration charges, payments, expenses and reserves associated with the Acquisition including retention, severance, performance bonuses, relocation of facilities and employees, hiring, training, IT integration, dedicated employee integration, third party integration support, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, accounting integration costs, additional public company expenses, lease breakage, discontinuation of product lines, facility closures and consolidations, and travel and entertainment that were actually incurred or expended prior to June 30, 2020 in a cumulative amount not to exceed $52,500,000 for all periods; minus

B-II-1

(b)       the sum, without duplication, of amounts for (i) any non-cash gains and non-cash income (including non-cash gains from sales of real estate) for such period, plus (ii) non-cash exchange, translation, or performance gains increasing Net Income for such period relating to any hedging transactions or foreign currency fluctuations for such period, plus (iii) without duplication of any payment already reducing Net Income, any Cash payments made during such period in respect of Real Property Capital Leases; provided, however that, any such Cash payment (or portion thereof) that is permitted to be added back to Net Income pursuant to clause (a) above shall not reduce EBITDA pursuant to this clause (b)(iii).

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Measurement Period”), if at any time during such Measurement Period (and on or after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition or disposition, EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto in such manner and extent that is acceptable to Agent as if any such Permitted Acquisition or disposition occurred on the first day of such Measurement Period.

“Net Income” means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Borrower and its Subsidiaries, on a consolidated basis, for such period, but excluding to the extent included therein (a) any extraordinary or one-time gains or losses or non-recurring events, including, but not limited to, restructuring charges or non-recurring integration charges incurred other than as a result of the Acquisition, (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and investments), relocation costs, costs related to discontinuation of product lines), casualty losses, other acquisitions or divestiture related charges in an amount not to exceed $10,000,000 in any Measurement Period, (b) any non-cash charge, loss, gain, expense, write-up, write-down or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), and (c) expenses, liabilities or gains related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses; provided, that (i) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower and any wholly-owned Subsidiary of Borrower; (ii) the cumulative effect of any change in accounting principles adopted by Borrower and its Subsidiaries after the date hereof or any change in the accounting for sale leaseback transactions whether made prior or after the Closing Date shall be excluded; and (iii) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Equity Interests of Borrower and its Subsidiaries any net income realized as a result of changes in accounting principles or the application thereof to Parent and its Subsidiaries.

B-2

“Real Property Capital Leases” means (i) any capital lease obligations or financing obligations with respect to Real Property set forth on a schedule hereto on the Closing Date and (ii) any future lease of (or any agreement conveying the right to use) any Real Property by such Person as lessee which is permitted hereunder and which, in accordance with GAAP, is or is required to be reflected as a capital lease on the balance sheet of such Person; provided, that, for purposes of calculating compliance with the Net Leverage Ratio, any lease or financing permitted hereunder occurring after the Closing Date that (a) involves any Real Property and (b) that arises out of a sale and leaseback transaction, shall be excluded from clause (i)(A) of the calculation of the Net Leverage Ratio, in the case of each of clause (i) and (ii) above, notwithstanding any accounting treatment that may be required under GAAP.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements (excluding trade payables incurred in the ordinary course of business that are not overdue by more than 180 days); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, that, with respect to non-recourse indebtedness, the amount of such indebtedness will be limited to the lesser of (a) the principal amount of the indebtedness being secured and (b) the fair market value of the encumbered property or asset; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making or any other liability of such Person for an obligation of another through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or any other obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; and (x) all obligations of such Person in respect of the sale or factoring of receivables. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt. Notwithstanding the foregoing, Indebtedness of Borrower and its Subsidiaries shall exclude any operating lease or any liabilities relating thereto to the extent such assets and liabilities would not have been classified or recognized as liabilities and such leases would not have been classified as capital or financing leases under GAAP as in effect on the Closing Date.

B-3

EXHIBIT C

$180 million Senior Secured First Lien Term Loan Facility

Conditions

The availability of the Term Loan Facility shall be subject to the satisfaction or waiver by the Commitment Party of only the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, or B thereto.

1.             The definitive documentation for the Term Loan Facility in form and substance reasonably satisfactory to the Commitment Party (the “Documentation”) shall have been executed and delivered by each of the Loan Parties, and the Commitment Party shall have received:

(a)          customary notices of borrowing;

(b)          customary VCOC information letters;

(c)          customary closing certificates (consisting of secretary’s certificates, incumbency certificates, closing date certificates and collateral perfection certificates) and legal opinions, organizational charter documents of Loan Parties certified by appropriate public officials, good standing certificates in the jurisdiction of organization of Loan Parties, UCC, tax and judgment lien search results and resolutions of Loan Parties;

(d)          a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis immediately after giving effect to the Transactions, are solvent; and

(e)          the credit agreement governing the ABL Facility, the related collateral documents and the Intercreditor Agreement, each of which shall be in form and substance reasonably satisfactory to the Commitment Party.

2.             On the Closing Date, after giving effect to the Transactions, (i) all pre-existing indebtedness of the Acquired Business shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Commitment Party and (ii) none of the Borrower or any of its subsidiaries shall have any indebtedness other than the Term Loan Facility, the ABL Facility, intercompany indebtedness among entities that will become Loan Parties on the Closing Date and indebtedness consisting of capital lease obligations with respect to equipment, vehicles and real estate in an amount not exceeding $180,000,000 (as will be set forth in the schedules to the Documentation (which schedules shall be reasonably satisfactory to the Commitment Party)) and the Administrative Agent shall have received evidence satisfactory to it of the repayment of all other indebtedness.

3.             The Acquisition Agreement (including all exhibits, schedules, attachments and ancillary documentation thereto) shall be reasonably satisfactory to HPSIP (it being understood that the draft of the Acquisition Agreement delivered by the Company’s counsel to HPSIP’s counsel on March 9, 2018 at 11:56 p.m. (New York City time) is reasonably satisfactory to HPSIP). The Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Term Loan Facility without any material amendment, waiver, modification or consent not consented to by the Administrative Agent (each such consent not to be unreasonably withheld, delayed or conditioned) other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lenders; provided, that any amendment, waiver, consent or other modifications to the definition of “Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed materially adverse to the interests of the Lenders.

4.             Since the date of the Acquisition Agreement, there shall not have occurred any change or event that constitutes a Material Adverse Effect (as defined in the Acquisition Agreement).

5.             The Commitment Party shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and the Target for the last three fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (iii) unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Company for each month of the Company ended after the close of its most recent fiscal quarter and at least 30 days prior to the Closing Date, (iv) a quality of earnings report for the twelve months ended December 31, 2017 (based on audited annual financial statements for the 2015 and 2016 fiscal years and unaudited annual financial statements for the 2017 fiscal year), (v) unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Target for each month of the Target ended after the close of its most recent fiscal quarter and at least 30 days prior to the Closing Date (to the extent received by the Company) and (vi) a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

6.             The Administrative Agent shall have received, with respect to the Company and the Target, at least five business days prior to the Closing Date, all documentation and other information that is requested by the Administrative Agent at least ten business days prior to the Closing Date and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

7.             Payment of all fees and expenses due and payable to the Commitment Party and the Administrative Agent required to be paid on or prior to the Closing Date.

8.             On the Closing Date, (a) with respect to the Acquired Business, the Specified Acquisition Agreement Representations shall be true and correct in all material respects and (b) with respect to the Borrower and its subsidiaries (other than Excluded Subsidiaries) (including the Acquired Business), the Specified Representations shall be true and correct in all material respects.

9.             Subject to the Certain Funds Provision, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Documentation) in the Collateral under the Term Loan Facility; provided that, in the case of the foregoing, only to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[●], _____

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower s or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

1 Description of Credit Agreement to be inserted.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[●]
	Title:	[●]